UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 22, 2010

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On June 21, 2010, Tredegar Corporation (the “Company”), as borrower, entered into a $300,000,000, four-year, revolving, unsecured credit facility (the “Credit Agreement”) with the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, SunTrust Bank, as syndication agent, and Bank of America, N.A., HSBC Bank USA, National Association and U.S. Bank National Association, as co-documentation agents (collectively, the “Lenders”).  Subject to certain terms and conditions, the Company may increase the original principal amount of the Credit Agreement by an additional $75,000,000.  Additionally, certain of the Company’s material domestic subsidiaries, as guarantors (the “Guarantors”), entered into a separate guaranty agreement (the “Guaranty”), pursuant to which the Guarantors guarantee to the Lenders all of the obligations of the Company and each other Guarantor under the Credit Agreement, the notes and the other loan documents, including any obligations under hedging and treasury management arrangements.  From time to time, the Company may be required to cause additional material domestic subsidiaries to become guarantors under the Guaranty.

The Credit Agreement replaces the Company’s $300,000,000 revolving, unsecured credit agreement with the lenders named therein and Wachovia Bank, National Association, as the administrative agent, that was due to expire on December 15, 2010 (the “Existing Credit Agreement”).  The Existing Credit Agreement was terminated on June 21, 2010 and all indebtedness thereunder was fully repaid.

The Credit Agreement provides for revolving credit loans to the Company in multiple currencies.  Such borrowings will bear interest at a rate per annum equal to, at the option of the Company, (i) the greater of (A) JPMorgan Chase Bank’s prime rate and a margin that fluctuates based upon the Company’s leverage ratio, (B) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus ½ of 1% and a margin that fluctuates based upon the Company’s leverage ratio or (C) the Adjusted LIBO Rate (as defined below) for a one month interest period plus 1% and a margin that fluctuates based upon the Company’s leverage ratio (the “Alternative Base Rate”) or (ii) a rate based upon the London interbank offered rate multiplied by a statutory reserve rate plus any mandatory costs (in the case of loans by a Lender from its office in the United Kingdom) and a margin that fluctuates based upon the Company’s leverage ratio (the “Adjusted LIBO Rate”); provided that loans bearing interest at the Alternative Base Rate may only be made in dollars.  The Credit Agreement also permits the issuance of letters of credit and swingline loans.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including maximum leverage ratio, minimum interest coverage ratio and minimum net worth financial covenants, limitations on liens, incurrence of debt, investments, mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults.  The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the facility being terminated.

At June 21, 2010, the Company had no borrowings outstanding under the Credit Agreement.

The Company and its affiliates regularly engage the Lenders to provide other banking services. All of these engagements are negotiated at arm’s length.

The foregoing description of the Credit Agreement and the Guaranty is not complete and is qualified in its entirety by reference to the entire Credit Agreement and the Guaranty, copies of which are attached hereto as Exhibits 4.3 and 4.4, respectively, and incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01.

Item 9.01.              Financial Statements and Exhibits.

(d)          Exhibits.

4.3
Credit Agreement, dated as of June 21, 2010, among Tredegar Corporation, as borrower, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, SunTrust Bank, as syndication agent, and Bank of America, N.A., HSBC Bank USA, National Association and U.S. Bank National Association, as co-documentation agents.

4.4
Guaranty, dated as of June 21, 2010, by and among the subsidiaries of Tredegar Corporation listed on the signature pages thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined therein).

99.1         Press Release, dated as of June 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: June 22, 2010	By:	/s/ Kevin A. O’Leary
Kevin A O’Leary
Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.3
Credit Agreement, dated as of June 21, 2010, among Tredegar Corporation, as borrower, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, SunTrust Bank, as syndication agent, and Bank of America, N.A., HSBC Bank USA, National Association and U.S. Bank National Association, as co-documentation agents.

4.4
Guaranty, dated as of June 21, 2010, by and among the subsidiaries of Tredegar Corporation listed on the signature pages thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined therein).

99.1	Press Release, dated as of June 22, 2010.